TOPMOST UNIVERSAL CO. LTD.
            11/F Communication Building, 55 Hennessy Road, Hong Kong
                    Tel: (852) 2528-4600 Fax: (852) 2529-0930

January 23, 2000

Ms. Annette Shaw, President
AVIC Technologies Ltd.
445 Rue Saint-Francois-Xavier
Montreal, Quebec
Canada
H2Y 2T1

Ref: China Fiberglass Window Joint Venture Project

Dear Ms. Shaw:

Thank you for the Fiberglass Window Frame project feasibility study report, which we had received about three months ago. Please excuse us for not responding to you any sooner. We have completed an evaluation of this report and would like to inform you that Topmost Industrial Corp. is interested in pursuing further discussions in regards to how we might participate in this Fiberglass Window Frame Project in Shenzhen, China.

We believe that our company can add valuable contributions to this project, which include the followings:

     -    Assist in sourcing raw materials for the project,
     -    Assist in marketing the products in Hong Kong, Taiwan and Singapore;
     - Participate with cash investment and become an equity partner in AVIC Technologies Ltd.

In order for us to proceed further and have a base for further discussion, we would appreciate if you could provide us the following documents of Avic
Technologies:

         1. The latest audited financial report, (and subsequent financials, if available).
         2. The company share structure, delineating all shareholders of more than 5%.
         3.       The future development business plan.
         4.       Further information on your plans to become a public company.
         5.       Resumes of the principals involved.
         6.       Details of any Joint Ventures already signed in China.

Our company has many joint ventures in China in the building material industry, such as cement and ready mix concrete plants. This Fiberglass project will offer both of us a very good opportunity to work together in China. Topmost Industrial has been working in China since 1990 and has established a strong and close relationship with many contacts in both the private and government sectors in China. This relationship will be a valuable asset for your venture in the future.

We are prepared to sign a non-disclosure agreement with you as soon as possible.

In the meantime, I would like to express that this letter is not a contract but an expression of strong interest to pursue further discussions with you in the exciting project.


Sincerely,



See-Fai Lee
President